Exhibit 99.1

Avalara Chief Financial Officer Bill Ingram to Join Board of Directors and Ross Tennenbaum to Become Chief Financial Officer on March 31, 2020

SEATTLE – December 4, 2019 – Avalara, Inc. (NYSE: AVLR), a leading provider of cloud-based tax compliance automation for businesses of all sizes, today announced that its chief financial officer (CFO), Bill Ingram, will retire March 31, 2020, and he will join the Board of Directors. Ingram will be succeeded as CFO by Ross Tennenbaum, Avalara’s executive vice president of strategic initiatives.

Ingram joined Avalara in December 2015 as chief financial officer, and built a finance team ready to manage a public company and lead the team through Avalara’s IPO. “I’m proud of our world-class team and strong financial operations, which enabled us to complete a successful IPO and follow-on offering,” Ingram said. “Avalara continues to deliver strong revenue and core customer growth, and the company is well positioned for the future.”

In his current role as executive vice president of strategic initiatives, Tennenbaum leads several business units grown from Avalara’s investments and acquisitions, representing many of the company’s primary growth initiatives. Tennenbaum’s experience was built over a 10-year investment banking career at Goldman Sachs and Credit Suisse, including working with Avalara for more than five years and leading its IPO in 2018. “Having been a part of the Avalara story both from the outside and on the inside, I understand what a great company Avalara is and what a strong team Bill has built,” said Tennenbaum. “I’m excited to have the opportunity to lead Avalara’s financial operations as we continue to support the company’s growth.”

“Bill has been an invaluable contributor to Avalara’s success during his four years with us,” said Scott McFarlane, Avalara’s chief executive officer. “We are fortunate to have benefited from Bill’s expertise and leadership, and we look forward to Bill’s continued support when he joins our Board. At the same time, we’re thrilled to have Ross already in place to lead our finance team and we expect a seamless transition between he and Bill. As demonstrated by this intended CFO transition, the Board and I are focused on building the next generation of leaders, which is critical in our pursuit of Avalara’s vision to be the leading global cloud compliance platform.”

About Avalara, Inc.

Avalara helps businesses of all sizes get tax compliance right. In partnership with leading ERP, accounting, ecommerce, and other financial management system providers, Avalara delivers cloud-based compliance solutions for various transaction taxes, including sales and use, VAT, GST, excise, communications, lodging, and other indirect tax types. Headquartered in Seattle, Avalara has offices across the U.S. and around the world in Canada, the U.K., Belgium, Brazil, and India. More information at avalara.com.

Investor Contact

Greg McDowell

ICR, LLC

investor@avalara.com

206-641-2425

Media Contact

Jesse Hamlin

Avalara

media@avalara.com

518-281-0631